Exhibit 99.1

CYBEX COMPLETES LOWER COST 5 YEAR FINANCING DEAL

MEDWAY, MA, July 13, 2004 - Cybex International, Inc. (AMEX: CYB), a leading exercise equipment manufacturer, today announced it has consummated its previously announced financing with GMAC Commercial Finance. This new facility provides a five-year term loan of $13,000,000 at a floating interest rate (currently approximately 6.5%). The proceeds from the financing were used to retire the Hilco $11,000,000 credit facility, which had borne interest at 15.5%, and a separate $1,600,000 term loan from CIT Group/Business Credit.

Following the new financing, CIT Group/Business Credit remains Cybex’s working capital and a term loan lender. The CIT facility, in conjunction with the consummation of the GMAC financing, was modified to among other things extend the facility one year to July 16, 2007 and increase a term loan by $2,000,000 while reducing the term loan interest rate.

The new GMAC facility and the modified CIT facility will provide annualized interest savings of approximately $1,000,000 and increased liquidity to Cybex. In the third quarter 2004, however, interest savings will be offset by the immediate expensing of the balance of financing costs of approximately $340,000 associated with the Hilco credit facility.

Art Hicks, Chief Financial Officer of Cybex, stated “These credit facilities will give us greater liquidity and financial flexibility to continue to grow our business while significantly reducing our cost of capital and interest expense.”

Cybex International, Inc. is a leading manufacturer of premium exercise equipment for commercial and consumer use. The Cybex product line includes a full range of both strength training and cardio training machines sold worldwide under the Cybex brand. Products and programs are designed and engineered to reflect the natural movement of the human body, assisting each unique user – from the professional athlete to the first-time exerciser – to improve daily human performance. For more information on Cybex and its product line, please visit the Company’s website at www.cybexinternational.com.

This news release may contain forward-looking statements. There are a number of risks and uncertainties that could cause actual results to differ materially from those anticipated by the statements made above. These include, but are not limited to, competitive factors, technological and product developments, market demand, economic conditions, the ability of the Company to comply with the terms of its credit facilities, and uncertainties relating to the implementation of the restructuring plan. Further information on these and other factors which could affect the Company’s financial results can be found in the Company’s previously filed Reports on Form 10-K, its Reports on Form 10-Q, its Current Reports on Form 8-K, and its proxy statement dated March 29, 2004.

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